Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

Avnet, Inc. Reports First Quarter Fiscal Year 2013 Results

Phoenix, October 25, 2012 - Avnet, Inc. (NYSE:AVT) today announced results for the first quarter fiscal year 2013 ended September 29, 2012.

Q1 Fiscal 2013 Results

	FIRST QUARTERS ENDED
	September 29, 2012	October 1, 2011	Change
	$ in millions, except for per share data
Sales	$5,870.1	$6,426.0	-8.7%

GAAP Operating Income	100.0	223.1	-55.2%
Adjusted Operating Income (1)	137.4	223.1	-38.4%

GAAP Net Income	100.3	139.0	-27.9%
Adjusted Net Income (1)	83.9	139.0	-39.6%

GAAP Diluted EPS Basic	$0.70	$0.90	-22.2%
Adjusted Diluted EPS (1)	$0.59	$0.90	-34.4%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the quarter ended September 29, 2012 decreased 8.7% year over year to $5.87 billion; pro forma revenue declined 11.3% year over year and 8.4% in constant currency

•	Adjusted operating income of $137.4 million declined 38.4% year over year and adjusted operating income margin of 2.3% declined 113 basis points

•

Adjusted diluted earnings per share of $0.59 declined 34.4% year over year, primarily due to lower than anticipated revenue, most notably at Technology Solution (TS), weaker than expected gross profit margin in the western regions at Electronics Marketing (EM) and a greater than expected geographic mix shift at EM where better than expected sales in the lower-margin Asia region were more than offset by weaker sales in the higher-margin Americas region

Rick Hamada, Chief Executive Officer, commented, “Our Q1 results represent a disappointing setback in our short-term performance expectations. Key segments of our served markets slowed during the quarter beyond our initial expectations, leading to a dramatic impact on our bottom line results as our revenues in the higher-margin western regions declined double-digit percentages year over year. Our Americas region, where pro forma sales declined 14% both sequentially and year over year, came in below expectations at both operating groups. Our EMEA region experienced a fifth consecutive quarter of year-over-year revenue decline as pro forma revenues in constant dollars were down 6% and 8%, respectively, on a sequential and year-over-year basis. The negative operating leverage resulting from lower sales and the accompanying loss of gross profit dollars in the western regions had a significant impact on our bottom line as adjusted operating income declined nearly $86 million from the year ago quarter and adjusted EPS was down 34%. In response to these developments, coupled with the previously announced activities initiated in response to our fourth quarter fiscal 2012 results, we have now completed $90 million of cost reductions that will positively impact the December 2012 quarter. As is characteristic of our counter-cyclical balance sheet, where we tend to generate positive cash flow in a low or negative growth environment, we generated cash from operations for the fourth consecutive quarter bringing the total for the trailing twelve months to $814 million. While there are still many factors that could impact future demand trends, our top priority will be to restore our operating margins. To this end, we are in the process of identifying additional cost reduction actions that will impact future quarters.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q1 FY13 Revenue	Reported Revenue	Pro Forma Revenue
	(in millions)
EM Total	$3,653.2	-4.3%	-8.0%
Excluding FX (1)		-0.9%	-4.8%
Americas	$1,287.8	-6.9%	-10.9%
EMEA	$958.5	-14.7%	-15.7%
Excluding FX (1)		-3.8%	-4.9%
Asia	$1,406.9	7.5%	1.1%

	Q1 FY13	Q1 FY12	Change
Operating Income	$146.3	$191.2	-23.5%
Operating Income Margin	4.0%	5.0%	-101	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported revenue decreased 4.3% year over year to $3.65 billion; pro forma revenue declined 8.0% year over year and 4.8% in constant dollars

•	Operating income margin decreased 101 basis points year over year to 4.0% due primarily to negative operating leverage resulting from lower revenue in the Americas region

•

Working capital (defined as receivables plus inventory less accounts payables) increased 7% sequentially and 2% after adjusting for acquisitions and changes in foreign currency exchange rates, primarily due to a reduction in accounts payable as we reduced inventory purchases

•	Return on working capital (ROWC) was down 427 basis points year over year due primarily to lower operating income

Mr. Hamada added, “EM sales were at the low end of normal seasonality for the third consecutive quarter as pro forma revenue declined 3% sequentially in constant dollars as compared with a typical range of up 1% to down 3%. While the Americas region came in below expectations with pro forma sales down over 10% sequentially, EMEA was down 7% in constant currency and Asia, which was a bit stronger than expected, grew 8% sequentially. The lower revenue levels in the higher-gross profit margin western regions drove operating income down 24% year over year and operating income margin down 101 basis points to 4.0%. EM’s book to bill ratio declined throughout the September quarter as customers remained very cautious with placing orders given an environment of limited visibility and relatively stable lead times. With another quarter of less than seasonal growth expected in the December quarter, we will continue to adjust our resources in the parts of the portfolio most impacted by the slowing demand as the technology supply chain continues to be influenced by the macroeconomic uncertainties leading to an environment of caution in our industrial end markets.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q1 FY13 Revenue	Reported Revenue	Pro Forma Revenue (2)
	(in millions)
TS Total	$2,216.9	-15.1%	-16.3%
Excluding FX (1)		-12.6%	-13.9%
Americas	$1,164.6	-16.1%	-18.2%
EMEA	$635.5	-18.4%	-19.0%
Excluding FX (1)		-11.0%	-11.7%
Asia	$416.8	-5.9%	—

	Q1 FY13	Q1 FY12	Change
Operating Income	$34.4	$65.0	-47.1%
Operating Income Margin	1.6%	2.5%	-94	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	No pro forma growth rate is presented as there were no acquisitions impacting the region.

•	Reported revenue declined 15.1% year over year to $2.2 billion and pro forma revenue decreased 16.3% in reported dollars and 13.9% in constant dollars

•	On a product level, networking, servers and computing components declined double-digits year over year

•	Operating income margin decreased 94 basis points year over year to 1.6% primarily due to the significant revenue decline in the Americas region

•	Return on working capital (ROWC) decreased 1,338 basis points year over year primarily due to lower operating income

Mr. Hamada further added, “Similar to the June quarter, TS experienced weaker than expected transaction activity towards the end of September as some customers opted to delay IT projects that were specifically targeted for closure. The revenue shortfall was most pronounced in our Americas region where organic growth declined approximately 18% both sequentially and year over year. Weakness persisted in the EMEA region as year-over-year organic growth in constant currency declined double-digits for the third consecutive quarter while Asia was down 6% from the year ago quarter. While gross profit margin held steady with the prior year quarter, the loss of gross profit dollars due to the decline in sales had a significant impact as operating income dollars and margin declined 47% and 94 basis points, respectively. While we have completed expense reductions that will positively impact the December quarter, we are in the process of identifying additional expense actions that will drive year-over-year improvements in operating income margin beyond the December quarter.”

Cash Flow/Buyback

•

Cash generated from operations was $81 million for the quarter as cash generated from profits more than offset the growth in working capital, which was due primarily to cash used for accounts payables in excess of cash generated from receivables and inventory

•

Cash generated from operations on a rolling four quarter basis was $814 million due to the combination of meaningful profits and a reduction in working capital related to the counter-cyclical nature of the Company’s balance sheet

•

During the quarter, 4.17 million shares were repurchased under the $750 million share repurchase program for an aggregate cost of $130.7 million. Since the program began in August 2011 through the end of the first quarter of fiscal 2013, 15.44 million shares have been repurchased for an aggregate cost of $456.6 million

•	Cash and cash equivalents at the end of the quarter was $1.04 billion; net debt (total debt less cash and cash equivalents) was $1.31 billion

Ray Sadowski, Chief Financial Officer, stated, “The multi-quarter trend of below seasonal sales growth and our counter-cyclical balance sheet combined with solid profits resulted in significant cash flow from operations over the past year. This allowed us to take advantage of a lower stock price and acquire a significant number of shares under our stock repurchase plan without impacting our strong balance sheet and financial flexibility. We also renewed our accounts receivable securitization program with improved terms and increased credit availability. As a result, we closed the September quarter with over a $1 billion of cash on our balance sheet and another $832 million of available credit from our short term borrowing facilities. With this strong liquidity position, we are well positioned to weather the current market conditions and possess the financial flexibility to invest in profitable growth opportunities when markets improve.”

Outlook For 2nd Quarter of Fiscal 2013 Ending on December 29, 2012

•	EM sales are expected to be in the range of $3.35 billion to $3.65 billion and TS sales are expected to be between $2.60 billion and $3.00 billion

•

After adjusting for acquisitions and changes in foreign currency exchange rates, the midpoint of the above guidance for EM and TS revenue would represent sequential growth of approximately -6% and +17%, respectively

•	Consolidated sales are forecasted to be between $5.95 billion and $6.65 billion

•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $0.79 to $0.89 per share

•	The EPS guidance assumes 139.7 million average diluted shares outstanding used to determine earnings per share and a tax rate of 27% to 31%

The above EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the second quarter of fiscal 2013 is $1.29 to €1.00. This compares with an average exchange rate of $1.35 to €1.00 in the second quarter of fiscal 2012 and $1.25 to €1.00 in the first quarter of fiscal 2013.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro forma (Organic) Revenue section of this document). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•

ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•

ROCE is defined as annualized, tax effected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity (including the impact of restructuring, integration, impairment charges and other items) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

First Quarter Fiscal 2013

	First Quarter Fiscal 2013
	Op Income	Pre-tax	Net Income	Diluted EPS
	$in thousands, except per share data
GAAP results	$99,973	$108,857	$100,305	$0.70
Restructuring, integration and other charges	37,408	37,408	27,101	0.19
Gain on bargain purchase	—	(31,291)	(31,291)	(0.22)
Income tax adjustments	—	—	(12,184)	(0.08)

Total adjustments	37,408	6,117	(16,374)	(0.11)

Adjusted results	$137,381	$114,974	$83,931	0.59

Items impacting the first quarter of fiscal 2013 consisted of the following:

•

restructuring, integration and other charges of $37.4 million pre-tax consisted of $25.9 million for severance, $4.0 million for facility exit related costs, $0.3 million for other charges, $2.8 million for transaction costs associated with recent acquisitions, $5.0 million for integration-related costs, and a reversal of $0.6 million to adjust prior year restructuring reserves;

•	a gain on the bargain purchase of $31.3 million pre-and after tax related to the Internix, Inc. acquisition for which the gain was not taxable; and

•	an income tax adjustment of $12.2 million primarily related to a favorable settlement of an income tax audit.

Pro Forma (Organic) Revenue

Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2012 and (ii) the impact of the transfer of a business from TS Americas to EM Americas, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $8 million in the first quarter of fiscal 2012. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales.”

	Revenue	Acquisition	Pro forma
	as Reported	Revenue	Revenue
		(in thousands)
Q1 Fiscal 2013	$5,870,057	$52,643	$5,922,700

Q1 Fiscal 2012	$6,426,006	$249,913	$6,675,919
Q2 Fiscal 2012	6,693,573	212,635	6,906,208
Q3 Fiscal 2012	6,280,557	134,379	6,414,936
Q4 Fiscal 2012	6,307,386	84,854	6,392,240

Fiscal year 2012	$25,707,522	$681,781	$26,389,303

“Acquisition Revenue” as presented in the preceding table includes the acquisitions listed below.

Acquired Business	Operating Group	Acquisition Date
Altron GmbH & Co. KG	EM	July 2012
Mattelli Limited	TS	July 2012
Pepperweed Consulting	TS	August 2012
C.R.G. Electronics, Ltd.	EM	August 2012
Internix, Inc.	EM	August 2012

ROWC, ROCE and WC Velocity

The following table presents the calculation for ROWC, ROCE and WC velocity.

		Q1 FY 13	Q1 FY 12
Sales		5,870,057	6,426,006
Sales, annualized	(a)	23,480,229	25,704,024
Adjusted operating income (1)		137,381	223,064
Adjusted operating income, annualized	(b)	549,523	892,254
Adjusted effective tax rate (2)		27.00%	29.43%
Adjusted operating income, net after tax	(c)	401,152	629,664
Average monthly working capital
Accounts receivable		4,353,226	4,541,536
Inventory		2,448,301	2,727,916
Accounts payable		(3,015,599)	(3,243,209)

Average working capital	(d)	3,785,928	4,026,243

Average monthly total capital	(e)	5,110,354	5,168,910

ROWC = (b) / (d)		14.51%	22.16%
WC Velocity = (a) / (d)		6.20	6.38
ROCE = (c ) / (e)		7.85%	12.18%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.
(2)	Adjusted effective tax rate is based upon a year-to-date (full fiscal year rate for FY12) calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconcilation to GAAP amounts in this Non-GAAP Financial Information Section.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2012, Avnet generated revenue of $25.7 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact:

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

AVNET, INC.

FINANCIAL HIGHLIGHTS

(MILLIONS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	SEPTEMBER 29, 2012	OCTOBER 1, 2011
Sales	$5,870.1	$6,426.0
Income before income taxes	108.9	195.8
Net income	100.3	139.0
Net income per share:
Basic	$0.71	$0.91
Diluted	$0.70	$0.90

*	See Notes to Consolidated Statements of Operations on Page 14.

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(THOUSANDS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	SEPTEMBER 29, 2012	OCTOBER 1, 2011
Sales	$5,870,057	$6,426,006
Cost of sales	5,185,680	5,672,409

Gross profit	684,377	753,597
Selling, general and administrative expenses	546,996	530,533
Restructuring, integration and other charges (Note 1*)	37,408	—

Operating income	99,973	223,064
Other income (expense), net	1,483	(5,376)
Interest expense	(23,890)	(21,871)
Gain on bargain purchase (Note 2*)	31,291	—

Income before income taxes	108,857	195,817
Income tax provision	8,552	56,787

Net income	$100,305	$139,030

Net earnings per share:
Basic	$0.71	$0.91

Diluted	$0.70	$0.90

Shares used to compute earnings per share:
Basic	140,767	152,270

Diluted	143,359	154,506

*	See Notes to Consolidated Statements of Operations on Page 14.

AVNET, INC.

CONSOLIDATED BALANCE SHEETS

(THOUSANDS)

	SEPTEMBER 29, 2012	JUNE 30, 2012
Assets:
Current assets:
Cash and cash equivalents	$1,043,033	$1,006,864
Receivables, net	4,477,927	4,607,324
Inventories	2,360,500	2,388,642
Prepaid and other current assets	237,340	251,609

Total current assets	8,118,800	8,254,439
Property, plant and equipment, net	480,858	461,230
Goodwill	1,155,136	1,100,621
Other assets	348,330	351,576

Total assets	10,103,124	10,167,866

Less liabilities:
Current liabilities:
Borrowings due within one year	948,596	872,404
Accounts payable	2,920,591	3,230,765
Accrued expenses and other	676,215	695,483

Total current liabilities	4,545,402	4,798,652
Long-term debt	1,399,832	1,271,985
Other long-term liabilities	178,107	191,497

Total liabilities	6,123,341	6,262,134

Shareholders’ equity	$3,979,783	$3,905,732

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(THOUSANDS)

	FIRST QUARTERS ENDED
	SEPTEMBER 29, 2012	OCTOBER 1, 2011
Cash flows from operating activities:
Net income	$100,305	$139,030

Non-cash and other reconciling items:
Depreciation and amortization	28,208	22,301
Deferred income taxes	(2,889)	12,901
Stock-based compensation	18,905	14,252
Gain on bargain purchase	(31,291)	—
Other, net	14,988	15,188

Changes in (net of effects from businesses acquired):
Receivables	277,687	125,422
Inventories	102,672	(88,989)
Accounts payable	(382,870)	(373,793)
Accrued expenses and other, net	(44,738)	(70,459)

Net cash flows provided by (used for) operating activities	80,977	(204,147)

Cash flows from financing activities:
Borrowings under accounts receivable securitization program	41,000	325,000
Proceeds from bank debt, net	131,141	64,281
Repayments of other debt, net	(1)	(256)
Repurchases of common stock	(128,707)	(81,921)
Other, net	1,280	588

Net cash flows provided by financing activities	44,713	307,692

Cash flows from investing activities:
Purchases of property, plant, and equipment	(24,385)	(39,666)
Cash proceeds from sales of property, plant and equipment	304	443
Acquisitions of operations, net of cash acquired	(87,176)	(103,232)
Proceeds from divestiture	4,500	—

Net cash flows used for investing activities	(106,757)	(142,455)

Effect of exchange rates on cash and cash equivalents	17,236	(13,994)

Cash and cash equivalents:
-increase (decrease)	36,169	(52,904)
-at beginning of period	1,006,864	675,334

-at end of period	$1,043,033	$622,430

AVNET, INC.

SEGMENT INFORMATION

(MILLIONS)

	FIRST QUARTERS ENDED
	SEPTEMBER 29, 2012	OCTOBER 1, 2011
SALES:
Electronics Marketing	$3,653.2	$3,816.3
Technology Solutions	2,216.9	2,609.7

Consolidated	$5,870.1	$6,426.0

OPERATING INCOME (LOSS):
Electronics Marketing	$146.3	$191.2
Technology Solutions	34.4	65.0
Corporate	(43.3)	(33.1)

	137.4	223.1
Restructuring, integration and other charges	(37.4)	—

Consolidated	$100.0	$223.1

AVNET, INC.

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

FIRST QUARTER OF FISCAL 2013

(1)	The results for the first quarter of fiscal 2013 included restructuring, integration and other charges which totaled $37,408,000 pre-tax, $27,102,000 after tax and $0.19 per share on a diluted basis. Restructuring charges included therein were $30,210,000 pre-tax consisting of $25,900,000 for severance, $3,967,000 for facility exit costs and fixed asset write downs, and $343,000 for other restructuring charges. Integration costs and acquisition transaction costs were $5,049,000 pre-tax and $2,780,000 pre-tax, respectively. The Company recorded a credit of $631,000 pre-tax primarily to adjust reserves related to prior year restructuring activity which were no longer required.
(2)	During the first quarter of fiscal 2013, the Company recognized a gain on bargain purchase of $31,291,000 pre- and after tax and $0.22 per share on a diluted basis. In August 2012, the Company acquired Internix, Inc., a company publicly traded on the Tokyo Stock Exchange, through a tender offer. After assessing the assets acquired and liabilities assumed, the consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized the gain.